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                                  EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Credence Systems Corporation Supplemental Stock Option Plan, Credence Systems Corporation 1993 Stock Option Plan, Fluence Technology, Inc. 1997 Stock Option Plan as assumed by Credence Systems Corporation and the Opmaxx, Inc. 1997 Stock Option/Stock Issuance Plan as assumed by Credence Systems Corporation of our report dated November 22, 2000, with respect to the consolidated financial statements and schedule of Credence Systems Corporation included in the Annual Report (Form 10-K) for the year ended October 31, 2000, filed with the Securities and Exchange Commission.

                                    /s/ Ernst & Young LLP

San Jose, California
November 26, 2001